EXHIBIT 14

                               [GRAPHIC OMITTED]

            CODE OF ETHICS FOR THE CEO AND SENIOR FINANCIAL OFFICERS

      The Company's Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and other senior financial officers hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stockholders' interests are appropriately balanced, protected and preserved. This Code of Ethics for the CEO and Senior Financial Officers (this "Code") embodies principles to which such officers are expected to adhere and advocate. These tenets for ethical business conduct encompass rules regarding both individual and peer responsibilities, as well as responsibilities to the Company's employees, the public and other stockholders. The CEO, CFO and other senior financial officers are expected to abide by this Code as well as all applicable Company business conduct standards and policies relating to areas covered by this Code. Any violations of the Code may result in disciplinary action, up to and including termination of employment. All employees covered by this Code will:

      1. be responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports and documents filed by the Company with the U.S. Securities and Exchange Commission ("SEC") and all other public documents and communications made by the Company.

      2. promptly bring to the attention of the Board of Directors of the Company (the "Board"), or the Audit Committee, any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings, documents or other communications.

      3. promptly bring to the attention of the Board or the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

      4. promptly bring to the attention of the Board or the Audit Committee any information he or she may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

      5. promptly bring to the attention of the Board or the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business by the Company or any of its officers, employees or agents.

      6.    act  with  honesty  and  integrity,   avoiding  actual  or  apparent
            conflicts   of  interest   in  their   personal   and   professional
            relationships.

      7.    comply with rules and regulations of federal,  state, provincial and
            local  governments,   and  other  appropriate   private  and  public
            regulatory agencies.

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      8.    act in good  faith,  responsibly,  with  due  care,  competence  and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

      9. respect the confidentiality of information acquired except when authorized or otherwise legally obligated to disclose and not use such confidential information for personal advantage.

      10. achieve responsible use, control, and stewardship over all Company assets and resources that are employed or entrusted to them.

      11. not unduly or fraudulently influence, coerce, or manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of the Company's financial statements or accounting books and records.

      If any employee covered by this Code is or becomes aware of any suspected or know violations of this Code, such employee has a duty to promptly report such concerns to the Board or Audit Committee.

      If you have a concern about a questionable accounting or auditing matter and wish to submit the concern confidentially or anonymously, you may do so by contacting the Company's Chief Financial Officer. The Company will handle all inquiries discretely and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior and/or a compliance concern.

      Date: April 11, 2005